Exhibit 10(w)

[Logo]
                                     390 Park Avenue
New York NY 10022-4608 USA
March 20, 2018
Michael N. Chanatry
[Address]
Dear Mike,
As we have discussed, pending Board approval, I am pleased to offer you the position of Vice President and Chief Commercial Officer. The role will be based in Cleveland, Ohio and report directly to me. You will be a member of Arconic's Executive Leadership Team and will be elected an Officer of the company. The total compensation package includes annual targeted salary and substantial additional long-term compensation opportunities as summarized below.
Salary:
Annual salary will be $485,000, paid on a monthly basis.
Incentive Compensation:
You will be eligible for target annual Incentive Compensation of 70% of your base salary. Actual payouts could be higher or lower than target depending on individual and business performance.
Sign-On Cash Bonus:
You will receive a special sign-on cash bonus totaling $200,000, less any applicable tax withholding, paid out as soon as administratively feasible after your start date. Should you voluntarily terminate your employment with Arconic for any reason in the first 12 months after your receipt of the bonus, you agree to reimburse the company for this amount. If you voluntarily terminate your employment with Arconic for any reason after 12 months and within 24 months, you agree to reimburse the company for half of this amount.
Annual Equity Awards:
You will be eligible for an annual equity award as part of the normal grant cycle starting in January 2019. Target value will be $475,000 and subject to the provisions of the Arconic Stock Incentive Plan at the time of grant. For reference, based on the current guidelines for employees at your level, 50% will be granted as performance-based restricted stock units and 50% will be granted as time-vested equity awards in the form of either stock options and/or restricted stock units. The design of the program is reviewed each year and is subject to change.
Sign-On Equity Awards:
You will receive special equity awards totaling $775,000 with a grant date set as soon as administratively feasible after your start date. The awards will be as follows:
•$237,500 will be granted as performance based restricted stock units. This award will cliff vest three years from the date of the grant, contingent on your continued employment with the company through the vesting date. The award can be earned at 0-200% of the number of RSUs

M. Chanatry / Vice President and Chief Commercial Officer
March 2018

granted depending upon performance against the same metrics and targets set for the January 2018 performance based restricted stock units for other executives at your level.
•$237,500 will be granted as time-vested stock options. This award will vest in 1/3 increments over 3 years from the date of grant, contingent on your continued employment with the company through the vesting dates. The strike price will be the closing stock price on the date of grant, and you will have 10 years to exercise the options.
•$300,000 will be granted as time-vested restricted stock units. This award will cliff vest three years from the date of the grant, contingent on your continued employment with the company through the vesting date.
The number of award shares will be based on the closing stock price at the date of grant. The foregoing awards will be subject to the provisions of the Arconic Stock Incentive Plan at the time of grant.
Equity Ownership Requirements:
Consistent with Arconic's efforts to align the company's senior leadership with the interests of Arconic shareholders, the Board of Directors has adopted requirements on equity ownership for senior Arconic executives. The equity ownership requirement for executives at your level is currently 1.5 times base salary. Until equity ownership requirements are met, you are required to retain 50% of shares acquired upon vesting of restricted/performance shares or upon exercise of stock options, after deducting those used to pay for applicable taxes or the exercise price.
Benefits:
You will be eligible to participate in Arconic employee benefit plans, including health care, life insurance, and disability coverage. Details of these plans will be sent to you separately.
Retirement Savings Plan:
Arconic offers a tax qualified 401(k) savings plan and a non-qualified deferred compensation plan to help you save toward retirement. Details will be sent to you separately and are subject to plan terms and conditions. Current company contributions are:
•3% of your base salary and incentive compensation, and
•a match of your deferred pre-tax savings dollar-for-dollar up to 6% of your base pay.
Vacation:
You will be eligible for 4 weeks of paid vacation per year, in addition to company recognized holidays.
This offer is contingent upon the following conditions:
•Having successfully completed a pre-employment drug screen. You will need to present a photo ID at the time of your screening.
•Providing authorization and release for Arconic to conduct a comprehensive review of your background, the result of which is satisfactory to Arconic. The authorization and release will also be valid for subsequent reports during your period of employment with Arconic.
•Providing us with satisfactory references.
•Providing us with documentation in the original form establishing both your identity and your employment eligibility in the U.S.
•Signing the attached Employment Agreement.
•Signing the attached Non-Compete Agreement.

M. Chanatry / Vice President and Chief Commercial Officer
March 2018

We believe that you have the leadership competencies and experience to make a significant contribution to the success of our company. We look forward to your positive contributions to our future. To accept our offer, please sign and date the bottom of this letter and return it to me. If you have any questions please feel free to call.
I look forward to hearing from you soon.
Best Regards,

/s/ Chip Blankenship
Chip Blankenship
Chief Executive Officer
Attachment: Non-Competition Agreement

M. Chanatry / Vice President and Chief Commercial Officer
March 2018

I, Michael N. Chanatry, am pleased to accept your offer of employment dated March 8, 2018 for the position of Vice President and Chief Commercial Officer on the terms detailed in the offer letter.
I would like my start date with Arconic to be 4/16/18 and will fulfill the foregoing conditions before then.

Accepted by:	Date:

/s/ Michael N. Chanatry	3/22/18
Michael N. Chanatry